Exhibit 99.1

Lantronix, Inc. Receives Nasdaq Notice Regarding Minimum Bid Price Rule

IRVINE, Calif., December 28, 2007 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced that on December 26, 2007, it received a letter from The Nasdaq Stock Market advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock (the “Common Stock”) had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). This notification has no effect on the listing of the Common Stock at this time.

Nasdaq stated in its letter that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule. The bid price of the Common Stock must close at $1.00 per share or more for a minimum of 10 consecutive business days at anytime before June 23, 2008 to achieve compliance.

If the Company does not regain compliance with the Rule by June 23, 2008 and, except for the bid price requirement, the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), then the Company will have an additional 180 calendar day compliance period in which to demonstrate compliance with the Rule. If the Company does not regain compliance with the Rule prior to June 23, 2008 and is not eligible for the additional compliance period, then NASDAQ will notify the Company that the Common Stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist the Common Stock.

About Lantronix
Lantronix, Inc. (NasdaqCM: LTRX) is a leading innovator in device networking technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. Lantronix product portfolio includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that  are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

Investor contacts:
Lantronix, Inc.
Reagan Sakai, Interim CEO and CFO
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com

Lantronix and XPort are registered trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.

###